EXHIBIT 10.2

Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of June 30, 2025, by and among Rocket Companies, Inc., a Delaware corporation (the “Corporate Taxpayer”), and RHI II, LLC, a Michigan limited liability company (“Permitted Transferee”).

WHEREAS, on June 24, 2025, Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement pursuant to the Contribution Agreement, dated as of June 24, 2025, by and between Rock Holdings Inc., a Michigan corporation (“Transferor”) and Permitted Transferee, with respect to certain Common Units that were previously Exchanged and are described in greater detail in Annex A hereto (collectively, “Interests” and, together with all other interests hereinafter acquired by the Permitted Transferee from Transferor, the “Acquired Interests”) from Transferor; and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.02(b) of the Tax Receivable Agreement, dated as of August 5, 2020, by and among the Corporate Taxpayer and each Member (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Member” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement. Permitted Transferee hereby acknowledges the terms of Section 7.02(b) of the Tax Receivable Agreement and agrees to be bound by Section 7.12 of the Tax Receivable Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

RHI II, LLC

By:	/s/ Matthew Rizik
	Name:	Matthew Rizik
	Title:	Chief Financial Officer

Address for notices: Matthew Rizik 1074 Woodward Ave. Detroit, MI 48226 Email: [***]

[Signature Page to Joinder]

Annex A

Exchange	Number of Common Units
August 6, 2020 Exchange	100,000,000
September 9, 2020 Exchange	15,000,000
March 31, 2021 Exchange	20,200,000